ACME UNITED CORPORATION NEWS RELEASE

CONTACT: Paul G. Driscoll Acme United Corporation 1 Waterview Drive Shelton, CT 06484

Phone: (203) 254-6060

FOR IMMEDIATE RELEASE October 18, 2024

ACME UNITED REPORTS 3% INCREASE IN NET INCOME FOR

THIRD QUARTER OF 2024

SHELTON, CT – October 18, 2024 – Acme United Corporation (NYSE American: ACU) today announced that net sales for the quarter ended September 30, 2024 were $48.2 million compared to $50.4 million in the third quarter of 2023, a decrease of 4%. Excluding the impact of the Camillus and Cuda hunting and fishing product lines sold on November 1, 2023, net sales for the third quarter of 2024 increased 4% compared to the third quarter of 2023. Net sales for the nine months ended September 30, 2024 were $148.5 million compared to $149.6 million in the same period in 2023, a decrease of 1%. Excluding Camillus and Cuda, net sales for the nine months increased 5% compared to the same period in 2023.

Net income was $2.23 million, or $0.54 per diluted share, for the quarter ended September 30, 2024 compared to $2.15 million, or $0.58 per diluted share, for the same period in 2023, an increase of 3% in net income and a decrease of 7% in diluted earnings per share. Net income for the nine months ended September 30, 2024 was $8.31 million, or $2.03 per diluted share, compared to $6.59 million, or $1.83 per diluted share, for the same period in 2023, an increase of 26% in net income and 11% in diluted earnings per share.

Chairman and CEO Walter C. Johnsen said, “After a strong performance in the first half of 2024, sales of first aid products in the U.S. were soft in the third quarter due to customer timing and market conditions. Sales of our Westcott cutting tools and DMT sharpeners continued to be strong in the quarter, with increased placement in large mass market accounts.”

“During the quarter, we introduced the latest generation of industrial first aid kits with patented automatic replenishment capabilities. The use and expiration of components in the kits are now monitored in real time, allowing the customer to order replacements automatically. First aid units with these capabilities facilitate compliance with OSHA, ANSI, and other regulations.”

For the three months ended September 30, 2024, net sales in the U.S. segment decreased 6% compared to the same period in 2023. Excluding Camillus and Cuda, net sales for the third quarter of 2024 increased 3% compared to the third quarter of 2023. For the nine months ended September 30, 2024, net sales in the U.S. segment decreased 1% compared to the same period in 2023. Excluding Camillus and Cuda, net sales for the nine months increased 5% compared to the same period in 2023. The sales increase for the nine-month period was due to market share gains across multiple product lines.

European net sales for the three months ended September 30, 2024 increased 10% in both U.S. dollars and local currency compared to the third quarter of 2023. Excluding Camillus and Cuda, net sales for the third quarter of 2024 increased 15% compared to the third quarter of 2023. Net sales for the nine months ended September 30, 2024 increased 6% in both U.S. dollars and local currency compared to the first nine months of 2023. Excluding Camillus and Cuda, net sales for the nine months increased 10% compared to the same period in 2023. The sales increase for both periods was due to market share gains in the office channel.

Net sales in Canada for the three months ended September 30, 2024 decreased 1% in U.S. dollars but increased 2% in local currency compared to the same period in 2023. Excluding Camillus and Cuda, net sales for the third quarter of 2024 increased 6% compared to the third quarter of 2023. Net sales for the nine months ended September 30, 2024 decreased 5% in U.S. dollars and 4% in local currency compared to the first nine months of 2023. Excluding Camillus and Cuda, net sales for the nine months were constant compared to the same period in 2023. Sales of first aid products were strong, however sales of school and office products continued to be adversely impacted by a soft economy.

Gross margin was 38.5% in the three months ended September 30, 2024 versus 38.7% in the comparable period last year. Gross margin was 39.4% for the nine-month period ended September 30, 2024 compared to 37.3% for the same period in 2023. The increase in the nine-month period was primarily due to productivity improvements in the Company’s manufacturing and distribution facilities.

The Company’s bank debt less cash as of September 30, 2024 was $26.7 million compared to $38.2 million as of September 30, 2023. During the twelve-month period ended September 30, 2024, the Company paid approximately $6.1 million for the acquisition of the assets of Elite First Aid Inc., distributed $2.2 million in dividends on its common stock and generated approximately $6.2 million in free cash flow. Additionally, the Company realized net proceeds from the sale of the Camillus and Cuda product lines of approximately $13.0 million.

Conference Call and Webcast Information

Acme United will hold a conference call to discuss its quarterly results, which will be broadcast on Friday, October 18, 2024, at 12:00 p.m. ET. To listen or participate in a question and answer session, dial 877-407-0784. International callers may dial 201-689-8560. The confirmation code is 13748799. You may access the live webcast of the conference call through the Investor Relations section of the Company’s website, www.acmeunited.com. A replay may be accessed under Investor Relations, Audio Archives.

About Acme United

ACME UNITED CORPORATION is a leading worldwide supplier of innovative safety solutions and cutting technology to the school, home, office, hardware, sporting goods and industrial markets. Its leading brands include First Aid Only®, First Aid Central®, PhysiciansCare®, Pac-Kit®, Spill Magic®, Westcott®, Clauss®, DMT®, Med-Nap and Elite First Aid. For more information, visit www.acmeunited.com.

Forward Looking Statements

The Company may from time to time make written or oral “forward-looking statements” including statements contained in this report and in other communications by the Company, which are made in good faith pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on our beliefs as well as assumptions made by and information currently available to us. When used in this document, words like “may,” “might,” “will,” “except,” “anticipate,” “believe,”

“potential,” and similar expressions are intended to identify forward-looking statements. Actual results could differ materially from our current expectations.

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that may impact the Company’s business, operations and financial results.

These risks and uncertainties include, without limitation, the following: (i) changes in the Company’s plans, strategies, objectives, expectations and intentions, which may be made at any time at the discretion of the Company; (ii) the impact of uncertainties in global economic conditions, including the impact on the Company’s suppliers and customers; (iii) the continuing adverse impact of inflation, including product costs, and interest rates; (iv) potential adverse effects on the Company, its customers, and suppliers resulting from the conflicts in Ukraine and the Middle East; (v) additional disruptions in the Company’s supply chains, whether caused by pandemics, natural disasters, including trucker shortages, strikes, port closures or otherwise; (vi) labor related costs the Company has and may continue to incur, including costs of acquiring and training new employees and rising wages and benefits; (vii) currency; (viii) the Company’s ability to effectively manage its inventory in a rapidly changing business environment; (ix) changes in client needs and consumer spending habits; (x) the impact of competition; (xi) the impact of technological changes including, specifically, the growth of online marketing and sales activity; (xii) the Company’s ability to manage its growth effectively, including its ability to successfully integrate any business it might acquire; (xiii) international trade policies and their impact on demand for our products and our competitive position, including the imposition of new tariffs or changes in existing tariff rates; and (xiv) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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ACME UNITED CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
THIRD QUARTER REPORT 2024
(Unaudited)

	Three Months Ended	Three Months Ended
Amounts in 000's except per share data	September 30, 2024	September 30, 2023

Net sales	$48,166	$50,384
Cost of goods sold	29,602	30,881
Gross profit	18,564	19,503
Selling, general, and administrative expenses	15,638	15,846
Operating income	2,926	3,657
Interest expense	568	816
Interest income	(33)	(32)
Interest expense, net	535	784
Other (income) expense, net	(17)	55
Income before income tax expense	2,408	2,818
Income tax expense	182	666
Net income	$2,226	$2,152

Shares outstanding - Basic	3,726	3,578
Shares outstanding - Diluted	4,104	3,721

Earnings per share - Basic	$0.60	$0.60
Earnings per share - Diluted	0.54	0.58

ACME UNITED CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
THIRD QUARTER REPORT 2024 (cont.)
(Unaudited)

	Nine Months Ended	Nine Months Ended
Amounts in 000's except per share data	September 30, 2024	September 30, 2023

Net sales	$148,547	$149,559
Cost of goods sold	89,960	93,752
Gross profit	58,587	55,807
Selling, general, and administrative expenses	46,728	44,711
Operating income	11,859	11,096
Interest expense	1,622	2,595
Interest income	(105)	(78)
Interest expense, net	1,517	2,517
Other (income) expense, net	(90)	9
Income before income tax expense	10,432	8,570
Income tax expense	2,117	1,984
Net income	$8,315	$6,586

Shares outstanding - Basic	3,686	3,558
Shares outstanding - Diluted	4,087	3,596

Earnings per share - Basic	$2.26	$1.85
Earnings per share - Diluted	2.03	1.83

ACME UNITED CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
THIRD QUARTER REPORT 2024
(Unaudited)

Amounts in 000's	September 30, 2024	September 30, 2023

Assets:
Current assets:
Cash and cash equivalents	$5,702	$5,567
Accounts receivable, net	31,349	33,855
Inventories	55,990	54,575
Prepaid expenses and other current assets	5,733	3,779
Restricted cash	-	750
Total current assets	98,774	98,526

Property, plant and equipment, net	30,892	27,708
Operating lease right of use asset	4,808	2,300
Intangible assets, less accumulated amortization	22,810	19,546
Goodwill	8,189	8,189
Total assets	$165,473	$156,269

Liabilities and stockholders' equity:
Current liabilities:
Accounts payable	$7,008	$9,976
Operating lease liability - short term	1,550	1,165
Mortgage payable - short term	433	415
Other accrued liabilities	13,403	13,873
Total current liabilities	22,394	25,429
Long term debt	22,018	32,934
Mortgage payable - long term	9,970	10,393
Operating lease liability - long term	3,357	1,279
Other non-current liabilities	1,417	328
Total liabilities	59,156	70,363
Total stockholders' equity	106,317	85,906
Total liabilities and stockholders' equity	$165,473	$156,269